Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE	FIRM/AFFILIATE OFFICES
NEW YORK 10036-6522
BOSTON
TEL: (212) 735-3000	CHICAGO
FAX: (212) 735-2000	HOUSTON
www.skadden.com	LOS ANGELES
PALO ALTO
WASHINGTON, D.C.
WILMINGTON

BEIJING
BRUSSELS
FRANKFURT
HONG KONG
LONDON
March 20, 2018	MOSCOW
MUNICH
PARIS
SÃO PAULO
Nautilus Holdco, Inc.	SEOUL
SHANGHAI
c/o BioCryst Pharmaceuticals, Inc.	SINGAPORE
4505 Emperor Blvd., Suite 200	TOKYO
Durham, North Carolina 27703

c/o Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, Massachusetts 02139

Re:          Nautilus Holdco, Inc.—

                Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Nautilus Holdco, Inc. a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 109,290,000 shares (the “Registered Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and the issuance of up to the number of Registered Shares (the “Share Issuance”) that may become issuable upon the consummation of (a) the merger of Boat Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Boat Merger Sub”), with and into BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst), with BioCryst continuing as the surviving corporation and as a wholly owned subsidiary of the Company (the “BioCryst Merger”) and (b) the merger of Island Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Island Merger Sub”), with and into Idera Pharmaceuticals, Inc., a Delaware corporation (“Idera”), with Idera continuing as the surviving corporation and as a wholly owned subsidiary of the Company (together with the BioCryst Merger, the “Mergers”), pursuant to the Agreement and Plan of Merger, dated as of January 21, 2018 (the “Merger Agreement”), by and among the Company, BioCryst, Idera, Boat Merger Sub and Island Merger Sub.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(i)            The Registration Statement in the form to be filed with the SEC on the date hereof;

(ii)           The Merger Agreement;

(iii)          An executed copy of a certificate of Alane P. Barnes, Vice President, Treasurer and Secretary of the Company, dated as of the date hereof (the “Secretary’s Certificate”);

(iv)          A copy of the Company’s Certificate of Incorporation, as in effect as of January 16, 2018 and as of the date hereof, certified by the Secretary of State of the State of Delaware on March 16, 2018, and, in each case, certified pursuant to the Secretary’s Certificate;

(v)           A copy of the Company’s Bylaws, as in effect as of January 16, 2018 and as of the date hereof, certified pursuant to the Secretary’s Certificate;

(vi)          a copy of (a) certain resolutions of the Board of Directors of the Company, adopted on January 21, 2018, approving the Merger Agreement and the transactions contemplated thereby, and (b) certain resolutions of the Board of Directors of the Company, adopted on March 19, 2018, approving the Share Issuance, the filing of the Registration Statement and related matters, certified pursuant to the Secretary’s Certificate; and

(vii)         a copy of a certificate, dated as of March 16, 2018, with a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Merger Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”), and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) stockholder approval has been obtained in accordance with the DGCL (in the case of the Merger Agreement); (iii) the Mergers are consummated in accordance with the Merger Agreement and (iv) an appropriate account statement has been issued by the transfer agent for the Common Stock evidencing that the Registered Shares have been credited to the recipient’s account maintained with said transfer agent, the Registered Shares, when issued and delivered in accordance with the terms of the Merger Agreement and pursuant to the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden Arps, Slate, Meagher & Flom LLP
ABS